Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated February 19, 2026, with respect to the consolidated financial statements of Spyre Therapeutics, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Diego, California
June 26, 2026